Exhibit 99.4
[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]
The Board of Directors
Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024
The Board of Directors:
We hereby consent to the inclusion of our opinion letter, dated February 21, 2011, to the Board of Directors of Frontier Oil Corporation (“Frontier”) as Annex E to, and to the reference thereto under the captions “SUMMARY — Opinions of Frontier’s Financial Advisors” and “THE MERGER — Opinions of Frontier’s Financial Advisors — Opinion of Citigroup Global Markets Inc.” in, the joint proxy statement/prospectus relating to the proposed transaction involving Frontier and Holly Corporation (“Holly”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Holly. By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

March 18, 2011